UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934



                          The Greater China Fund, Inc.
                          ----------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    39167B102
                                    ---------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




SEC 1745 (10-88)
                                                                     Page 1 of 5






                                  SCHEDULE 13G

CUSIP NO.         39167B102
                  ---------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         CITY OF LONDON INVESTMENT GROUP, PLC, a company incorporated under the laws of England & Wales

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) /  /.
                                                            (b) /  /.

--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         GREAT BRITAIN
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER
                                          1.344,700
           NUMBER OF
                                 -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY                     0
           OWNED BY
                                 -------- --------------------------------------
             EACH                7.       SOLE DISPOSITIVE POWER
           REPORTING                      1.344,700
            PERSON
                                 -------- --------------------------------------
             WITH                8.       SHARED DISPOSITIVE POWER
                                          0

-------------------------------- -------- --------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1.344,700

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         /  /.

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         10.7%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         HC

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                            STATEMENT ON SCHEDULE 13G


Item 1(a).                  Name of Issuer:
                            ---------------

                            The Greater China Fund, Inc.

Item 1(b).                  Address of Issuer's Principal Executive Offices:
                            ------------------------------------------------

                            1285 Avenue of the Americas,
                            New York,
                            New York, 10019

Item 2(a).                  Names of Person Filing:
                            -----------------------

                            City of London Investment Group, plc

Item 2(b).                  Address of Principal Business Office or, if none,
                            Residence:
                            -------------------------------------------------

                            10 Eastcheap
                            London EC3M IAJ
                            England

Item 2(c).                  Citizenship:
                            ------------

                            Great Britain

Item 2(d).                  Title of Class of Securities:
                            -----------------------------

                            Common Stock

Item 2(e).                  CUSIP Number:
                            -------------

                            39167B102



Item 3.                     If  this   statement  is  filed  pursuant  to  Rules
                            13d-1(b), or 13d-2(b), check whether the person filing is a:
                            ----------------------------------------------------

                            (a) / / Broker or Dealer registered under Section 15
                                of the Act
                            (b) / / Bank as defined  in  section  3(a)(6) of the
                                Act
                            (c) / /  Insurance  Company  as  defined  in section
                                3(a)(19) of the Act
                            (d) / / Investment  Company registered under section
                                8 of the Investment Company Act
                            (e) / / Investment  Advisor registered under section
                                203 of the Investment Advisers Act
                            (f) / / Employee Benefit Plan, Pension Fund which is
                                subject  to  the   provisions  of  the  Employee
                                Retirement Income Security Act of 1974 or Endowment Fund; see (240.13d-1(b)(ii)(F) (Note:
                                See Item 7)
                            (g) / X / Parent Holding Company, in accordance with
                                (240.13d-1(b)(ii)(G). (Note: See Item 7)

                            (h) /   /   Group,    in   accordance    with   Sec.
                                240.13d-1(b)(ii)(H).

Item 4.  Ownership:
         ----------

         (a) Amount Beneficially Owned: 1.344,700 as of 30th June, 1997

         (b) Percent of Class: 10.7%

         (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 1.344,700

                  (ii) shared power to vote or to direct the vote:     0

                  (iii) sole power to dispose or to direct the  disposition  of:
                        1.344,700

                  (iv) shared power to dispose or to direct the  disposition of:
                           0

Item 5.           Ownership of Five Percent or Less of a Class:
                  ---------------------------------------------

                  Not Applicable

Item 6.           Ownership  of More than  Five  Percent  on  Behalf of  Another
                  Person:
                  --------------------------------------------------------------

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                  Company:
                  --------------------------------------------------------------

                  City of London Investment Management Company Limited (IA) City of London Unit Trust Managers Limited (IA)

Item 8.           Identification and Classification of Members of the Group:
                  ----------------------------------------------------------

                  Not Applicable

Item 9.           Notice of Dissolution of Group:
                  -------------------------------

                  Not Applicable

Item 10.          Certification:
                  --------------

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: 7th July, 1997
      ----------------

                                                 /s/ D.A. Fowle
                                                 ------------------
                                                 Name: D.A. Fowle
                                                 Title: Director